SHARE ESCROW AGREEMENT

THIS SHARE ESCROW AGREEMENT (“Agreement”), is made as of October 14, 2008, by and between China Bio Energy Holding Group Co., Ltd. (the “Company”), the Purchaser whose name is set forth on Exhibit A to the Securities Purchase Agreement, dated this same date (the “Purchaser” and together with the Company, the “Parties”), Redsky Group Limited, a British Virgin Islands company (“Redsky Group”), and Loeb & Loeb LLP, with offices at 345 Park Avenue, New York, NY 10154 (the “Escrow Agent”).

RECITALS:

(1)
Pursuant to that certain Securities Purchase Agreement, dated as of October 14, 2008, by and between the Company and the Purchaser (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, the Company issued to the Purchaser a convertible debenture in the amount of $9,000,000, which is automatically convertible into 2,465,753 shares of the Company’s Series B Convertible Preferred Stock, subject to adjustment pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock, and is referred to herein as the “Convertible Debenture”). Capitalized terms used in this Agreement without definition, have the meaning assigned to those terms in the Purchase Agreement;

(2)
To induce the Purchaser to enter into the Purchase Agreement, Redsky Group Limited, a British Virgin Islands company (“Redsky Group”), the majority stockholder of the Company, has agreed to deposit 2,465,753 shares of the Company’s Common Stock it owns (“Escrow Shares”), into an escrow account to be held by the Escrow Agent to be disbursed in accordance with the terms and conditions set forth herein, (the “Escrow Account”);

(3)
The Company and the Purchaser have requested that the Escrow Agent hold the Escrow Shares on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TERMS OF THE ESCROW

1.1  Appointment of Escrow Agent. The Parties hereby agree to have Loeb & Loeb LLP act as Escrow Agent to receive the Escrow Shares in escrow and distribute the same as set forth in this Agreement.

1.2 Escrow Deposit. In accordance with the terms of the Purchase Agreement, immediately prior to the Closing, Redsky Group shall deliver the Escrow Shares to the Escrow Agent. The Escrow Agent shall hold the Escrow Shares in the Escrow Account at all times until such Escrow Shares are disbursed in accordance herewith;

1.3 Performance Thresholds

(a) The performance thresholds for the fiscal year ended December 31, 2008 shall be audited Net Income equal to $28,000,000 and Fully Diluted Earnings Per Share (as defined below) equal to $0.73 (the “Performance Thresholds”).

(b) Whether the Performance Thresholds have been met shall be determined on the date the Company’s audited financial statements for the corresponding fiscal year are filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which includes any extensions with respect thereof pursuant to Rule 12b-25 of the Exchange Act (such date being hereinafter referred to as the “Audit Date”); and, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, and therefore prepares and furnishes the documents required by Section 6 of the Registration Rights Agreement, the Performance Thresholds shall be determined in accordance with such prepared documents and at such time.

(c) With respect to the Performance Thresholds, “Net Income” shall be defined in accordance with US GAAP and reported by the Company in its audited financial statements for 2008, plus any amounts that may have been recorded as non-cash charges or liabilities on the 2008 financial statements, respectively, due to the application of EITF No. 00-19 that are associated with (i) any outstanding Warrants of the Company, (ii) the transactions contemplated by this Agreement, including, without limitation the release of any Escrow Shares to Redsky Group, (iii) any issuance of shares of Common Stock or option grants under a performance based stock incentive plan that was in existence on the Closing Date, and (iv) the conversion of any shares of preferred stock. “Fully Diluted Earnings Per Share” means after tax Net Income divided by the number of shares of Common Stock outstanding on a fully diluted basis, which number of shares of Common Stock shall include, without limitation, (x) the number of shares of Common Stock issuable upon conversion of the Company’s then outstanding shares of Series A Preferred and Series B Preferred, and (y) the number of shares of Common Stock issuable upon the exercise of any then outstanding warrants, options or other securities convertible into shares of Common Stock of the Company, as of December 31, 2008.

1.4 Escrow Release

The Purchaser shall remit written instructions to the Escrow Agent two (2) business days after the Audit Date, in the form of Exhibit B attached hereto and made a part hereof, or in a form and substance satisfactory to the Escrow Agent (the “Release Notice”), directing the Escrow Agent to release the Escrow Shares within five (5) business days of the Escrow Agent’s receipt of the Release Notice as specified therein and in accordance with the following guidelines :

(a)	If the Company achieves no more than 50% of the Performance Thresholds, the Escrow Agent shall disburse all of the Escrow Shares to the Purchaser.

(b)
If the Company achieves more than 50% and less than 100% of the Performance Thresholds, the Escrow Agent shall disburse to the Purchaser that number of Escrow Shares equal to two (2) times the percentage by which the Lowest Performance Threshold was not achieved. For purposes hereof, the “Lowest Threshold Percentage” means the percentage by which the lowest of the Performance Thresholds was not achieved. By way of example, if the Company’s Fully Diluted Earnings Per Share is an amount equal to 60% of the Performance Thresholds and the Company’s Net Income reported on is an amount equal to 70% of the Performance Thresholds, the Lowest Threshold Percentage would be 40% (100%-60%). The Escrow Agent would disburse 80% of the Escrow Shares to the Purchasers (40*2).

(c)
In the event that the Company does not achieve the specified percentage of the Performance Thresholds as set forth in 1.4(a) and 1.4(b) above and the Purchaser sells any of its Series B Preferred Stock and/or Common Conversion Shares prior to the date of distribution of Escrow Shares, then the Purchaser shall only be entitled to receive that number of Escrow Shares equal to the sum of the number of shares of Series B Preferred Stock (on an as converted basis) and Common Conversion Shares owned by such Purchaser as of the date of distribution. Any Escrow Shares not delivered to the Purchaser because the Purchaser has sold any portion of such Purchaser’s Series B Preferred or Conversion Shares will be released to Redsky Group.

(d)	If the Performance Thresholds are achieved, all of the Escrow Shares shall be returned to Redsky Group.

(e)
In the event that the Closing of the transactions contemplated by the Purchase Agreement does not occur, and written notice of same, signed by all of the Parties hereto, is delivered to the Escrow Agent, the Escrow Agent shall return the Escrow Shares to Redsky Group.

(f)	Upon the Escrow Agent’s completion of its obligations under Sections 1.4, this Agreement shall terminate and the Escrow Agent shall have no further liability hereunder.

1.5 This Agreement may be altered or amended only with the written consent of all of the Parties hereto. Should any of the Parties attempt to change this Agreement in a manner, which, in the Escrow Agent’s discretion, shall be undesirable, the Escrow Agent may resign as Escrow Agent by notifying the Parties in writing five days in advance. In the case of the Escrow Agent’s resignation or removal pursuant to the foregoing, his only duty, until receipt of notice from the Parties that a successor escrow agent has been appointed, shall be to hold and preserve the Escrow Shares that are in his possession. Upon receipt by the Escrow Agent of said notice from the Parties of the appointment of a successor escrow agent, the name of a successor escrow account and a direction to transfer the Escrow Shares, the Escrow Agent shall promptly thereafter transfer all of the Escrow Shares that it is still holding in escrow, to said successor escrow agent. Immediately after said transfer of the Escrow Shares, the Escrow Agent shall furnish the Parties with proof of such transfer. The Escrow Agent is authorized to disregard any notices, requests, instructions or demands received by it from the Parties after the Escrow Agent promptly transfers all of the Escrow Shares that it is still holding in escrow, to the above said successor escrow agent.

1.6 The Escrow Agent shall be reimbursed by the Parties for any reasonable expenses incurred in the event there is a conflict between the Parties and the Escrow Agent shall deem it necessary to retain counsel, upon whose advice the Escrow Agent may rely. The Escrow Agent shall not be liable for any action taken or omitted by him in good faith and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct. The Escrow Agent has made no representations or warranties to the Parties in connection with this transaction. The Escrow Agent has no liability hereunder to either party other than to hold the Escrow Shares and to deliver them under the terms hereof. Each party hereto agrees to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction including the obligation to defend any legal action brought which in any way arises out of or is related to this Agreement or the investment being made by Purchaser. The Escrow Agent has acted as legal counsel for the Company and may continue to act as legal counsel for the Company from time to time, notwithstanding its duties as the Escrow Agent hereunder. The Company and the Purchaser consent to the Escrow Agent in such capacity as legal counsel for the Company and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Company and the Purchaser understand that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Share Escrow Agreement.

1.7 The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

1.8 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the Parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

1.9 The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the Parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

1.10 If the Escrow Agent reasonably requires other or further documents in connection with this Agreement, the necessary Parties hereto shall join in furnishing such documents.

1.11 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents, the Escrow Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (a) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents, the Escrow Shares until such disputes shall have been settled either by mutual written agreement of the Parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (b) to deliver the Escrow Shares and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State of New York in accordance with the applicable procedure therefor.

ARTICLE 2
MISCELLANEOUS

2.1 No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

2.2 All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 2.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Escrow Agent:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum, Esq.
Tel No.:212-407-4000
Fax No.: 212-407-4990

If to the Company or Redsky Group:
China Bio Energy Holding Group Co., Ltd.
c/oXi'an Baorun Industrial Development Co. Ltd.
Dongxin Century Square, 7th Floor
Xi'an East City High-tech Industrial Development Park
Shannxi Province, P.R. China
Attn: Mr. Gao Xincheng
Tel: 86 29 82682019
Fax: 86 29 82683629

With a copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum, Esq
Tel No.:212-407-4000
Fax No.: 212-407-4990

If to the Purchaser	Vision Opportunity China LP
20 W. 55th Street, 5th Floor
New York, New York 10019
Attention: Kim Gabriel
Tel. No.: 212-849-8242
Fax No.: 212-867-1416

or to such other address and to the attention of such other person as any of the above may have furnished to the other Parties in writing and delivered in accordance with the provisions set forth above.

2.3  This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Parties hereto.

2.4  This Agreement is the final expression of, and contains the entire agreement between, the Parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the Parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.5  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

2.6  The Parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance of the laws of the State of New York. The Parties agree that any dispute arising under or with respect to or in connection with this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved fully and exclusively in the federal or state courts resident in New York County, New York.

2.7  By signing this Agreement, the Escrow Agent becomes a party hereto only for the purpose of this Agreement; the Escrow Agent does not become a party to the Purchase Agreement or any related agreements.

2.8  Each party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by any one party. In the event of any dispute between the Parties concerning this Agreement, the Parties agree that any rule of construction, to the effect that any ambiguity in the language of the Agreement is to be resolved against the drafting party, shall not apply.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Executed:

China Bio Energy Holding Group Co., Ltd.

By:	/s/ Gao Xincheng
Name: Gao Xincheng
Title: Chief Executive Officer

Vision Opportunity China LP

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Authorized Signatory

Redsky Group Limited

By:	/s/ Gao Xincheng
Name: Gao Xincheng
Title: Director

Escrow Agent:
Loeb & Loeb LLP

By:	/s/ Mitchell S. Nussbaum
Name: Mitchell S. Nussbaum
Title: Partner

Exhibit A
Vision Opportunity China LP

Exhibit B

FORM OF ESCROW RELEASE NOTICE

Date:

Escrow Agent

Dear Escrow Agent:

In accordance with the terms of Article 1 of the Escrow Agreement dated as of October 14, 2008 (the "Escrow Agreement"), by and between China Bio Energy Holding Group Co., Ltd. (the “Company”), the Purchaser whose name is set forth on Exhibit A to the Securities Purchase Agreement dated October __, 2008 (the “Purchaser,” and together with the Company, the “Parties”), the Purchaser hereby notify the Escrow Agent of the following:

1.	The Audit Date was ___________ __, 200__; and

2.	The Company achieved __% of the Performance Thresholds.

Accordingly, please distribute the Escrow Shares as follows:

Recipient Information	Amount of Escrow Shares to be delivered

Very truly yours,

VISION OPPORTUNITY CHINA LP

By:_____________
Name:__________
Title:___________